                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                        Chicago Pizza & Brewery, Inc.
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                167889 10 4
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

CUSIP No. 167889 10 4                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
           Jeremiah J. Hennessy

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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
          U.S.A.
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                   658,857
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                         0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   658,857
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                         0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                             658,857
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                               N/A
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(11) Percent of Class Represented by Amount in Row (9)
                              10.28%
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(12) Type of Reporting Person*
                               IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
                        Chicago Pizza & Brewery, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
26131 Marguerite Parkway, Suite A, Mission Viejo, CA 92692
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ITEM 2(A).  NAME OF PERSON(S) FILING
                        Jeremiah J. Hennessy
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
26131 Marguerite Parkway, Suite A, Mission Viejo, CA 92692
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ITEM 2(C).  CITIZENSHIP
        USA
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
        Common Stock
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ITEM 2(E).  CUSIP NUMBER
        167889 10 4
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
                  658,857
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                  10.28%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                   658,857
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                         0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                   658,857
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                         0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                    N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                    N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                    N/A
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                    N/A
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ITEM 10. CERTIFICATION

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                              2/14/97
                                       ----------------------------------------
                                       (Date)
                                           /s/ Jeremiah J. Hennessy
                                       ----------------------------------------
                                       (Signature)
                                       President, Chief Operating Officer
                                       and Director
                                       ----------------------------------------
                                       (Name/Title)